07-XX
For further information:
John F. Walsh
Vice President, Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION REPORTS STRONG THIRD QUARTER 2007 RESULTS; ANNOUNCES PLAN TO FORM ITS OWN MLP FOR GATHERING & PROCESSING ASSETS
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

HOUSTON, November 9, 2007 – Southern Union Company (NYSE: SUG) today reported third quarter 2007 earnings from continuing operations of $45.3 million ($.34 per diluted share; hereinafter referred to as “per share”), compared with $11.8 million ($.06 per share) for the third quarter of 2006.  Net operating revenue, calculated as operating revenue less cost of gas and other energy and revenue related taxes, was $260.3 million for the quarter compared to $222.5 million for the same period in 2006, an increase of $37.8 million or 17.0%.

For the nine-month period ended September 30, 2007, the company reported earnings from continuing operations of $175.0 million ($1.34 per share), compared with $101.6 million ($.76 per share) for the same period in 2006.  Net operating revenue for the nine-month period was $798.2 million compared to $664.7 million for the same period in 2006, an increase of $133.5 million or 20.1%.

For the quarter ended September 30, 2007, Southern Union reported earnings before interest and taxes from continuing operations (“EBIT”) of $119.8 million, an increase of $31.4 million or 35.5% compared with $88.4 million for the same period in the prior year.  For the nine-month period ended September 30, 2007, EBIT was $397.8 million, an increase of $70.7 million or 21.6% compared with $327.1 million for the same period in the prior year.

Third Quarter 2007 Segment Performance

The company’s transportation and storage segment recorded EBIT of $90.1 million for the quarter ended September 30, 2007, compared with $86.0 million for the same period in 2006.  The $4.1 million increase was primarily attributable to higher equity earnings from unconsolidated investments, principally from the company’s increased investment in Citrus Corp.

Southern Union Gas Services (“SUGS”), the company’s gathering and processing segment, recorded EBIT of $20.0 million for the third quarter, compared with $17.0 million for the same period in the prior year.  The increase was largely the result of higher average commodity-driven processing spreads and a decrease in fuel, flare and unaccounted for volumes, offset partially by higher operating and depreciation expenses.

The company’s distribution segment contributed EBIT of $9.2 million in the quarter compared with a loss before interest and taxes of $4.9 million for the same period in 2006.  Net operating revenues for the segment increased $16.4 million over the prior year, primarily as a result of Missouri Gas Energy’s successful rate case resulting in a $27.2 million increase in annual base revenues, including a change in the company’s residential customer class rate structure to a straight-fixed variable rate design.  The straight fixed-variable rate design mitigates the impact of weather and conservation on earnings and cash flows and normalizes margin throughout the year.

For the quarter, interest expense decreased $6.2 million to $50.7 million.  The decrease is due primarily to the retirement in 2006 of the $1.6 billion bridge loan that was used to fund the closing of the SUGS acquisition on March 1, 2006.  The company retired $1.1 billion of the bridge loan in August 2006 with proceeds from the sales of certain distribution assets.  The remainder of the bridge loan was retired in October 2006 with proceeds from the issuance of $600 million of junior subordinated notes.  Lower average balances on the company’s revolving credit facilities accounted for the remainder of the decrease, partially offset by increased interest expense related to the aforementioned junior subordinated notes and higher average interest rates and debt balances at Panhandle Energy.

The company’s corporate and other segment reported EBIT of $.5 million for the third quarter of 2007, an increase of $10.2 million over the prior year.  The increase was due primarily to transaction-related compensation expenses incurred in the 2006 period.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman, president and CEO, said, “We saw marked improvement in our gathering and processing segment’s performance over the prior two quarters.  The investments we have been making over the past several months to prepare our system for additional growth volumes are now paying off.  Overall, we are pleased with the results of each of our individual business segments during the quarter and are excited about our prospects going into 2008.”

Senior executive vice president Eric D. Herschmann added, “After a rigorous evaluation process, we are pleased to announce that we have decided to move forward in creating a stand-alone MLP with a portion of our gathering and processing assets.  While we considered numerous attractive offers to partner with an existing MLP, we feel that creating and controlling our own MLP will create greater value for Southern Union’s shareholders over the long term.  Pending completion of audited financial statements, we expect to have an S-1 filed for the MLP in early 2008.”

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of

1933 or an exemption therefrom. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

2007 Earnings Guidance

Southern Union reaffirms its 2007 net earnings guidance in the range of $1.60 to $1.70 per diluted share.

Form 10-Q

Southern Union will provide additional information about its third quarter 2007 results on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss quarterly results, recent events and outlook.  To access the call, dial 888-713-4209 (international callers dial 617-213-4863) and enter passcode 70713257.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 51346116.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PEJX6XXTF or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com.  Institutional investors may access the call via CCBN’s password-protected event management site – StreetEvents – at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth select unaudited financial information for the company for the three and nine months ended September 30, 2007 and 2006.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)

Operating revenues	$525,473	$564,418	$1,893,754	$1,663,939

Operating expenses:
Cost of gas and other energy	261,324	338,730	1,069,035	975,629
Operating, maintenance and general	108,478	102,775	318,982	279,910
Depreciation and amortization	44,900	40,279	132,030	109,800
Revenue-related taxes	3,804	3,191	26,498	23,564
Taxes, other than on income and revenues	9,987	9,482	33,235	32,436
Total operating expenses	428,493	494,457	1,579,780	1,421,339
Operating income	96,980	69,961	313,974	242,600

Other income (expenses):
Interest expense	(50,703)	(56,929)	(154,034)	(162,128)
Earnings from unconsolidated investments	24,820	19,257	81,986	46,656
Other, net	(1,961)	(810)	1,800	37,833
Total other income (expenses), net	(27,844)	(38,482)	(70,248)	(77,639)

Earnings from continuing operations before income taxes	69,136	31,479	243,726	164,961

Federal and state income tax expense	23,853	19,650	68,747	63,392

Earnings from continuing operations	45,283	11,829	174,979	101,569

Discontinued operations:
Earnings (Loss) from discontinued operations before income taxes	-	(27,438)	-	6,111
Federal and state income tax expense (benefit)	-	147,035	-	158,642
Earnings (Loss) from discontinued operations	-	(174,473)	-	(152,531)

Net earnings (loss)	45,283	(162,644)	174,979	(50,962)

Preferred stock dividends	(4,342)	(4,341)	(13,024)	(13,023)

Net earnings (loss) available for common stockholders	$40,941	$(166,985)	$161,955	$(63,985)

Earnings available for common stockholders from
continuing operations per share:
Basic	$0.34	$0.06	$1.35	$0.78
Diluted	$0.34	$0.06	$1.34	$0.76

Net earnings (loss) available for common stockholders per share:
Basic	$0.34	$(1.44)	$1.35	$(0.57)
Diluted	$0.34	$(1.42)	$1.34	$(0.55)
Dividends declared on common stock per share	$0.10	$0.10	$0.30	$0.30

Weighted average shares outstanding:
Basic	120,018	115,801	119,894	113,150
Diluted	120,759	117,786	120,622	116,139

Select Financial Information Continued

The following table sets forth select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three and nine months ended September 30, 2007and 2006.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Segment Data	2007	2006	2007	2006
	(In thousands)		(In thousands)
Revenues from external customers:
Transportation and Storage	$158,963	$143,397	$489,699	$422,149
Gathering and Processing	285,182	347,386	887,111	779,711
Distribution	80,093	72,365	513,864	458,886
Total segment operating revenues	524,238	563,148	1,890,674	1,660,746
Corporate and other	1,235	1,270	3,080	3,193
	$525,473	$564,418	$1,893,754	$1,663,939

Depreciation and amortization:
Transportation and Storage	$21,863	$18,364	$63,634	$52,823
Gathering and Processing	14,713	13,932	43,849	32,884
Distribution	7,633	7,514	22,646	22,889
Total segment depreciation and amortization	44,209	39,810	130,129	108,596
Corporate and other	691	469	1,901	1,204
	$44,900	$40,279	$132,030	$109,800

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$24,300	$19,382	$80,822	$46,769
Gathering and Processing	263	(309)	947	(309)
Corporate and other	257	184	217	196
	$24,820	$19,257	$81,986	$46,656

Other income (expense), net:
Transportation and Storage	$66	$(178)	$1,133	$3,116
Gathering and Processing	543	335	1,519	1,519
Distribution	(336)	(1,086)	(1,140)	(3,221)
Total segment other income (expense), net	273	(929)	1,512	1,414
Corporate and other	(2,234)	119	288	36,419
	$(1,961)	$(810)	$1,800	$37,833

Segment performance:
Transportation and Storage EBIT	$90,129	$85,990	$300,906	$248,802
Gathering and Processing EBIT	20,020	17,001	41,506	42,031
Distribution EBIT	9,173	(4,865)	49,162	18,748
Total segment EBIT	119,322	98,126	391,574	309,581
Corporate and other	517	(9,718)	6,186	17,508
Interest expense	50,703	56,929	154,034	162,128
Federal and state income tax expense	23,853	19,650	68,747	63,392
Earnings from continuing operations	45,283	11,829	174,979	101,569
Earnings (loss) from discontinued operations before
income taxes	-	(27,438)	-	6,111
Federal and state income tax expense (benefit)	-	147,035	-	158,642
Earnings (loss) from discontinued operations	-	(174,473)	-	(152,531)
Net earnings (loss)	45,283	(162,644)	174,979	(50,962)
Preferred stock dividends	4,342	4,341	13,024	13,023
Net earnings (loss) available for common stockholders	$40,941	$(166,985)	$161,955	$(63,985)

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments.  The company defines EBIT as net earnings (loss) available for common stockholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of September 30, 2007 and December 31, 2006 and for the nine months ended September 30, 2007 and 2006.

Preferred stock	230,000	230,000
Common equity	1,946,182	1,820,408
Total capitalization	5,517,746	5,301,075

	Nine months ended September 30,
	2007	2006
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$388,700	$328,700
Changes in working capital	2,000	65,700
Net cash flow provided by operating activities
before changes in working capital	386,700	263,000
Net cash flow used in investing activities	(418,252)	(688,295)
Net cash flow (used in) provided by financing activities	43,520	349,619

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Calculation of net operating revenues:	(In thousands of dollars)
Operating revenues	$525,473	$564,418	$1,893,754	$1,663,939
Less: Cost of gas and other energy	261,324	338,730	1,069,035	975,629
Revenue-related taxes	3,804	3,191	26,498	23,564
Net operating revenues	$260,345	$222,497	$798,221	$664,746

######